Exhibit 23.1

Weinberg & Baer LLC

115 Sudbrook Lane, Baltimore, MD 21208

Phone (410) 702-5660

Mr. Ronen Luzon, CEO

My Size, Inc.

3 Arava St. P.O.B. 1026

Airport City, Israel, 7010000

Dear Mr. Luzon:

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on amended Form S-3 of My Size, Inc. of our report dated March 1, 2016, except for Note 1c, as to which the date is March 27, 2016, relating to the financial statements of My Size, Inc. as of and for the years ended December 31, 2015 and 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Respectfully submitted,

Weinberg & Baer LLC

Baltimore, Maryland

December 22, 2016